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Exhibit 10.2

                           Amendment Agreement
                                 between
            Mobil Erdgas-Erdol GmbH, Caffamacherreihe 5, Hamburg
                     (hereinafter "MEEG" or "Company")
                                   and
      North European Oil Royalty Trust, Red Bank, New Jersey 07701, USA
                  (hereinafter "NEORT" or "Royalty Creditor")


                                  Preamble

On 05/15/1934, the respective legal predecessors of MEEG and NEORT concluded a contract on the payment of royalties on the production of certain natural resources by MEEG. This contract has since been changed by amendments dated 12/08/1937, 02/09 and 03/17/1977, 09/08 and 09/14/1992, 03/06 and 03/30/1979
as well as 10/29 and 11/05/2009.

Below, the parties agree on the following, thereby amending the respective existing regulation:


   1. For the royalties from the contractual area, a change from the gas prices ex field used as a calculation basis to the respective public (staatlich) assessment base (= ex field-price) plus 1% is agreed.

   2. The aforementioned changes will be carried out starting with the accounting year 2016.

   3. For the year 2015 only, the change from the gas prices ex field used as a calculation basis to the public (staatlich) assessment base for gas from the contractual area will be carried out with a surcharge of 2%.

   4. From the accounting year 2015 onwards, the audit concerning the gas prices used as a basis for the determination of the proceeds will be limited to a comparison with the public (staatlich) ex field-prices for gas (i.e. discontinuance of the extensive price reviews).



Apart from that, the contracts remain unchanged.


Date:  August 26, 2016         Date:  August 17, 2016

NEORT: /s/ Robert P. Adelman   Mobil Erdgas-Erdol GmbH: /s/ Dr. Thomas Hoechel
                                                        /s/ Ronny A. Hauck